ARTICLES OF INCORPORATION
                                 OF
                     SIERRA GOLD DEVELOPMENT CORP.

     I.   The name of this corporation is SIERRA GOLD DEVELOPMENT CORP.

     II. The Resident Agent of this corporation for the transaction of business, until changed according to law, shall be the following address:

                         Nevada Business Services
                           675 Fairview Dr. #246
                           Carson City, NV 89701

     III. This corporation may engage in any lawful activity or activities in Nevada and throughout the world.

     IV. The total authorized capital stock of this corporation is TWENTY-FIVE THOUSAND (25,000) SHARES each share having no par value. All of the voting power of the capital stock of this corporation shall reside in the Common Stock. No capital stock of this corporation shall be subject to assessment and no holder of any share, or shares shall have preemptive rights to subscribe to any or all issues of shares of other securities of this corporation.

     V. The directors, officers and stockholders of this corporation are indemnified from any personal liability for damages including costs of developing records, investigator fees and attorney fees, if any, for breach of fiduciary duty or civil suit as a director or officer, but does not eliminate or limit the liability for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends; in violation of NRS 78.300.

     VI. The members of the governing board of this corporation shall be styled directors, and they shall be one in number until changed either by (1) an amendment to the Articles of Incorporation of this corporation, or (2) the adoption of By-Laws, and from time to time amendments thereto increasing or decreasing the number of directors, but in no case shall the number of directors be smaller than one or the number of stockholders, whichever shall be the least. The name and address of the person who is appointed to act as the first director of this corporation is as follows:

                           James Barry Somervail
                           3530 Skyline View Dr.
                                Reno, NV 89509

     VII. This corporation is to have perpetual existence.

     VIII. The name and address of the first incorporator of this corporation is as follows:
                             Mary Ann Dickens
                           675 Fairview Dr. #246
                           Carson City, NV 89701

          The powers of the incorporator are to terminate upon filing of these Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of SIERRA GOLD DEVELOPMENT CORP. on this 17th day of May, 1995.
                                   /s/Mary Ann Dickens
                                   Incorporator
STATE OF NEVADA
                 ss.
CARSON CITY

     On this 17th day of May 1995, before me, Sheila Allen, a Notary Public in and for said County and State, personally appeared Mary Ann Dickens, known to me to be the person whose name is subscribed to the foregoing instrument, and who duly acknowledged to me that she executed the same for the purposes therein mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State, the day and year in this Certificate first above written.
                                    /s/Sheila Allen
                                    Notary Public